Form 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549






CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 14, 1997



 TRANS PACIFIC BANCORP
(Exact name of registrant as specified in its charter)


	 California 	 2-86902 	 94-2917713
	(State or other Jurisdiction	(Commission	(IRS Employer
	of incorporation)	file number)	ID Number)


 46 Second Street, San Francisco, California 94105-3440
Address of principal executive offices


Registrant's telephone number: (415) 543-3377


 Not applicable
(Former name or former address, if changed from last report)



Item 5.		Other Events


On March 14, 1997, Trans Pacific Bancorp ("Bancorp") and TRP Acquisition Corp. ("TRP") announced completion of their merger, with Bancorp the surviving corporation wholly owned by the three shareholders of TRP.

Bancorp intends to promptly file a Form 15 with the Securities and Exchange Commission to terminate its filing obligation under the Securities Exchange Act of 1934.

A copy of the press release entitled "Trans Pacific Bancorp Merger Completed" is attached hereto and is incorporated herein by reference.



Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Trans Pacific Bancorp



Date 	March 21, 1997			By
Eddy S.F. Chan
President and Chief Executive
Officer


Press Release

Contact: 	Denis J. Daly
		President and Chief Executive Officer
		(415) 543-3377

For Immediate Release

TRANS PACIFIC BANCORP MERGER COMPLETED

San Francisco, CA March 14, 1997. Trans Pacific Bancorp (NASDAQ Bulletin Board:TPAE) and TRP Acquisition Corp. announced today that their merger has been completed with Bancorp remaining as the surviving corporation wholly owned by the shareholders of TRP Acquisition Corp.

Under the terms of the merger, each share of Trans Pacific Bancorp common stock outstanding prior to the merger has been converted into the right to receive, upon surrender of the shares, a payment of $8.19 per share. A remaining $0.42 per share will be held in escrow pending resolution of certain contingencies. Shareholders will be receiving conversion instructions via mail.

Denis Daly, Sr., President and Chief Executive Officer of Bancorp, stated, "We are pleased with our acquisition of Trans Pacific Bancorp, a fine organization with talented people. The two senior officers of Trans Pacific National Bank, Eddy S. F. Chan and John K. Wong, will continue to run the daily operations and to provide the same quality services as before."

Trans Pacific Bancorp's wholly owned subsidiary, Trans Pacific National Bank began operations in 1984 and has been engaged in providing banking services and international trade transactions for clients in the San Francisco Bay area. The Bank currently operates in San Francisco and Alameda. It has extensive international trade relationships in the Trans Pacific area and throughout the world. As of December 31, 1996, Trans Pacific Bancorp had total assets of $77 million, total deposits of $68 million, and total equity of $7.1 million.

END